Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports First Quarter 2026 Financial Results

•
First Quarter 2026 Revenues of $983.3 Million, Up 9.5% Compared to $898.3 Million in Prior Year Quarter
•
First Quarter 2026 EPS of $1.90, Up 9.2% Compared to EPS of $1.74 in Prior Year Quarter
•
Company Reaffirms Full Year 2026 Guidance

Washington, D.C., April 30, 2026 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the first quarter ended March 31, 2026.

First quarter 2026 revenues of $983.3 million increased $85.1 million, or 9.5%, compared to revenues of $898.3 million in the prior year quarter. The increase was primarily driven by revenue growth in the Corporate Finance, Strategic Communications and Technology segments, which was partially offset by lower revenues in the Economic Consulting segment. Excluding an estimated positive impact of foreign currency translation (“FX”), revenues increased $60.8 million, or 6.8%, compared to the prior year quarter. Net income of $57.6 million compared to $61.8 million in the prior year quarter. The decrease in net income was primarily due to higher direct costs and selling, general and administrative (“SG&A”) expenses, which included legal settlement gains in the prior year quarter, as well as an increase in interest expense and a higher effective tax rate, which more than offset the increase in revenues. Adjusted EBITDA of $96.8 million, or 9.8% of revenues, compared to $115.2 million, or 12.8% of revenues, in the prior year quarter.

First quarter 2026 EPS of $1.90 compared to $1.74 in the prior year quarter. First quarter 2025 EPS included a $25.3 million special charge related to severance and other employee-related costs, which reduced EPS by $0.55. Excluding the $0.55 first quarter 2025 special charge, Adjusted EPS was $2.29 in the prior year quarter.

Steven H. Gunby, CEO and Chairman of FTI Consulting, commented, “We delivered strong revenue growth this quarter, which, notwithstanding a higher than expected tax rate and SG&A expenses, translated into solid bottom-line results. The continued powerful growth of our business, now over many years, underscores the importance of the expertise, judgment and credibility our experts offer our clients when they are facing their most complex and high-stakes challenges and opportunities, particularly in the complicated and disrupted world we face today.”

Cash Position and Capital Allocation

Net cash used in operating activities of $310.0 million for the quarter ended March 31, 2026 compared to $465.2 million for the quarter ended March 31, 2025. The year-over-year decrease in net cash used in operating activities was primarily due to a decline in forgivable loan issuances, higher cash collections and lower income tax payments, which was partially offset by an increase in compensation payments.

During the quarter ended March 31, 2026, the Company repurchased 787,098 shares of its common stock at an average price per share of $161.11 for a total cost of $126.8 million. As of March 31, 2026, approximately $364.9 million remained available for common stock repurchases under the Company’s stock repurchase program.

Cash and cash equivalents of $198.3 million at March 31, 2026 compared to $151.1 million at March 31, 2025 and $265.1 million at December 31, 2025. Total debt, net of cash, of $556.7 million at March 31, 2026 compared to $8.9 million at March 31, 2025 and $99.9 million at December 31, 2025. The sequential increase in total debt, net of cash, was primarily due to annual bonus payments and share repurchases.

First Quarter 2026 Segment Results

Corporate Finance

Revenues in the Corporate Finance segment increased $65.9 million, or 19.2%, to $409.5 million in the quarter compared to $343.6 million in the prior year quarter. The increase in revenues was primarily due to higher demand and realized bill rates for turnaround & restructuring, transactions and transformation services. Excluding an estimated positive impact of FX, revenues increased $57.4 million, or 16.7%. Segment operating income of $85.2 million compared to $41.0 million in the prior year quarter. Adjusted Segment EBITDA of $88.7 million, or 21.6% of segment revenues, compared to $55.9 million, or 16.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $2.3 million, or 1.2%, to $192.9 million in the quarter compared to $190.6 million in the prior year quarter. The increase in revenues was primarily due to higher realized bill rates for risk & investigations and construction solutions services, which was partially offset by lower demand for dispute advisory services. Excluding an estimated positive impact of FX, revenues decreased $1.7 million, or 0.9%. Segment operating income of $23.1 million compared to $30.1 million in the prior year quarter. Adjusted Segment EBITDA of $25.3 million, or 13.1% of segment revenues, compared to $37.5 million, or 19.7% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation and SG&A expenses.

Economic Consulting

Revenues in the Economic Consulting segment decreased $4.2 million, or 2.3%, to $175.6 million in the quarter compared to $179.9 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for non-merger and acquisition (“M&A”)-related antitrust services, which was partially offset by higher demand for financial economics and M&A-related antitrust services, as well as higher realized bill rates. Excluding an estimated positive impact of FX, revenues decreased $10.3 million, or 5.7%. Segment operating loss of $7.3 million compared to segment operating income of $12.1 million in the prior year quarter. Adjusted Segment EBITDA of a loss of $5.9 million compared to $14.4 million, or 8.0% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, largely related to an increase in forgivable loan amortization, and lower revenues.

Technology

Revenues in the Technology segment increased $5.2 million, or 5.3%, to $102.3 million in the quarter compared to $97.2 million in the prior year quarter. The increase in revenues was primarily due to higher demand for litigation and information governance, privacy & security services, which was partially offset by lower demand for investigations and M&A-related “second request” services. Excluding an estimated positive impact of FX, revenues increased $2.7 million, or 2.8%. Segment operating income of $7.7 million compared to $6.6 million in the prior year quarter. Adjusted Segment EBITDA of $11.8 million, or 11.6% of segment revenues, compared to $11.6 million, or 11.9% of segment revenues, in the prior year quarter. The increase in

Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation.

Strategic Communications

Revenues in the Strategic Communications segment increased $16.0 million, or 18.4%, to $103.0 million in the quarter compared to $87.0 million in the prior year quarter. The increase in revenues was primarily due to higher demand for corporate reputation, public affairs and financial communications services. Excluding an estimated positive impact of FX, revenues increased $12.6 million, or 14.5%. Segment operating income of $20.8 million compared to $8.7 million in the prior year quarter. Adjusted Segment EBITDA of $21.9 million, or 21.3% of segment revenues, compared to $12.9 million, or 14.8% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, largely related to variable compensation.

2026 Guidance

The Company is reaffirming its full year 2026 revenue guidance range of between $3.940 billion and $4.100 billion. The Company is also reaffirming its full year 2026 EPS guidance range of between $8.90 and $9.60. The Company does not expect Adjusted EPS to differ from EPS.

First Quarter 2026 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss first quarter 2026 financial results at 9:00 a.m. Eastern Time on Thursday, April 30, 2026. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 8,100 employees located in 32 countries and territories as of March 31, 2026. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.8 billion in revenues during fiscal year 2025. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Certain of these financial measures are considered not in conformity with GAAP ("non-GAAP financial measures") under the United States Securities and Exchange Commission ("SEC") rules. Specifically, we have referred to the following non-GAAP financial measures:

•
Adjusted Segment EBITDA
•
Adjusted EBITDA
•
Adjusted EBITDA Margin
•
Adjusted Net Income
•
Adjusted Earnings per Diluted Share

We have included the definition of Segment Operating Income (Loss), which is a GAAP financial measure, below in order to more fully define the components of certain non-GAAP financial measures in the accompanying analysis of financial information. We define Segment Operating Income (Loss) as a segment’s share of consolidated operating income. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA, which is a non-GAAP financial measure. We define Adjusted Segment EBITDA as Segment Operating Income (Loss) before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. Many of our competitors use alternative measures of operating performance. Non-GAAP financial measures are used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that our non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with useful supplemental information.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share ("Adjusted EPS"), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, the gain or loss on sale of a business and losses on early extinguishment of debt. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with useful supplemental information on our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including among other things, statements about future events, anticipated growth, industry prospects, business trends, our future results of operations and financial position, business strategy and plans, future revenues or performance, financing needs, and objectives of management for future operations, are forward-looking statements. Forward-looking statements often contain words such as “may,” “might,” “will,” “should,” “could,” “would,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions. There are a number of risks, uncertainties and other factors that could cause our actual results or outcomes, and the timing of our results or outcomes, to differ materially from the forward-looking statements expressed or implied by this press release. Although we believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, we can provide no assurance that these expectations and assumptions will prove to be correct. Forward-looking statements relate to future events, results and outcomes and are inherently uncertain. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements. Important factors that could cause our actual results or outcomes, and the timing of our results and outcomes, to differ materially from the forward-looking statements we make in this press release include those set forth under the heading “Risk Factors” in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026 as well as in other information that we file with the SEC from time to time. All forward-looking statements are presented as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included herein. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement for any reason.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$198,276	$265,091
Accounts receivable, net	1,148,084	1,037,678
Current portion of notes receivable	91,370	87,861
Prepaid expenses and other current assets	119,159	126,997
Total current assets	1,556,889	1,517,627
Property and equipment, net	166,209	169,333
Operating lease assets	193,796	201,492
Goodwill	1,239,835	1,242,777
Intangible assets, net	12,908	13,547
Notes receivable, net	245,719	250,667
Other assets	91,174	95,085
Total assets	$3,506,530	$3,490,528
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$254,298	$206,247
Accrued compensation	369,346	712,335
Billings in excess of services provided	53,184	56,607
Total current liabilities	676,828	975,189
Long-term debt, net	754,257	365,000
Noncurrent operating lease liabilities	214,955	224,510
Deferred income taxes	103,251	99,611
Other liabilities	95,540	92,487
Total liabilities	1,844,831	1,756,797
Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 30,145 (2026) and 30,864 (2025)	301	309
Additional paid-in capital	—	354
Retained earnings	1,801,055	1,862,672
Accumulated other comprehensive loss	(139,657)	(129,604)
Total stockholders’ equity	1,661,699	1,733,731
Total liabilities and stockholders’ equity	$3,506,530	$3,490,528

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
	(Unaudited)
Revenues	$983,345	$898,282
Operating expenses
Direct cost of revenues	676,518	608,928
Selling, general and administrative expenses	222,298	184,335
Special charges	—	25,295
Amortization of intangible assets	612	1,017
	899,428	819,575
Operating income	83,917	78,707
Other income (expense)
Interest income and other	1,074	2,842
Interest expense	(6,445)	(968)
	(5,371)	1,874
Income before income tax provision	78,546	80,581
Income tax provision	20,915	18,757
Net income	$57,631	$61,824
Earnings per common share ― basic	$1.92	$1.76
Weighted average common shares outstanding ― basic	29,984	35,053
Earnings per common share ― diluted	$1.90	$1.74
Weighted average common shares outstanding ― diluted	30,329	35,500
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(10,053)	$14,574
Total other comprehensive income (loss), net of tax	(10,053)	14,574
Comprehensive income	$47,578	$76,398

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND EPS TO ADJUSTED EPS

(in thousands, except per share data)

	Three Months Ended March 31,

	2026	2025
	(Unaudited)
Net income	$57,631	$61,824
Add back:
Special charges	—	25,295
Tax impact of special charges	—	(5,799)
Adjusted Net Income	$57,631	$81,320
EPS	$1.90	$1.74
Add back:
Special charges	—	0.71
Tax impact of special charges	—	(0.16)
Adjusted EPS	$1.90	$2.29
Weighted average number of common shares outstanding ― diluted	30,329	35,500

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME (LOSS) TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended March 31, 2026 (Unaudited)	Corporate Finance	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$57,631
Interest income and other							(1,074)
Interest expense							6,445
Income tax provision							20,915
Operating income (loss)	$85,230	$23,085	$(7,331)	$7,703	$20,838	$(45,608)	$83,917
Depreciation of property and equipment	3,105	1,950	1,449	4,130	984	671	12,289
Amortization of intangible assets	315	229	—	—	68	—	612
Adjusted EBITDA	$88,650	$25,264	$(5,882)	$11,833	$21,890	$(44,937)	$96,818

Three Months Ended March 31, 2025 (Unaudited)	Corporate Finance	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$61,824
Interest income and other							(2,842)
Interest expense							968
Income tax provision							18,757
Operating income	$40,950	$30,106	$12,089	$6,594	$8,725	$(19,757)	$78,707
Depreciation of property and equipment	2,582	1,713	1,359	3,070	841	580	10,145
Amortization of intangible assets	719	229	—	—	69	—	1,017
Special charges	11,696	5,475	983	1,928	3,268	1,945	25,295
Adjusted EBITDA	$55,947	$37,523	$14,431	$11,592	$12,903	$(17,232)	$115,164

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Billable Headcount
	(in thousands)					(at period end)
Three Months Ended March 31, 2026 (Unaudited)
Corporate Finance	$409,502	$88,650	21.6%	62%	$545	2,342
Forensic and Litigation Consulting	192,878	25,264	13.1%	57%	$451	1,543
Economic Consulting	175,648	(5,882)	(3.3%)	61%	$577	1,000
Technology (1)	102,323	11,833	11.6%	N/M	N/M	665
Strategic Communications (1)	102,994	21,890	21.3%	N/M	N/M	917
	$983,345	$141,755	14.4%			6,467
Unallocated Corporate		(44,937)
Adjusted EBITDA		$96,818	9.8%

Three Months Ended March 31, 2025 (Unaudited)
Corporate Finance	$343,645	$55,947	16.3%	57%	$493	2,249
Forensic and Litigation Consulting	190,602	37,523	19.7%	59%	$430	1,509
Economic Consulting	179,861	14,431	8.0%	62%	$541	1,019
Technology (1)	97,156	11,592	11.9%	N/M	N/M	681
Strategic Communications (1)	87,018	12,903	14.8%	N/M	N/M	937
	$898,282	$132,396	14.7%			6,395
Unallocated Corporate		(17,232)
Adjusted EBITDA		$115,164	12.8%

N/M Not meaningful

(1)
The majority of the Technology and Strategic Communications segments' revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2026	2025
	(Unaudited)
Operating activities
Net income	$57,631	$61,824
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	12,289	10,145
Amortization of intangible assets	612	1,017
Amortization of notes receivable	23,099	9,930
Provision for expected credit losses	7,283	7,214
Share-based compensation	10,608	9,753
Deferred income taxes	2,933	8,889
Other	232	275
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(123,341)	(74,890)
Notes receivable, net of repayments	(22,564)	(162,003)
Prepaid expenses and other assets	5,275	(4,445)
Accounts payable, accrued expenses and other	36,268	7,653
Income taxes	7,922	(30,198)
Accrued compensation	(325,018)	(310,495)
Billings in excess of services provided	(3,252)	121
Net cash used in operating activities	(310,023)	(465,210)
Investing activities
Purchases of property and equipment and other	(10,618)	(17,803)
Net cash used in investing activities	(10,618)	(17,803)
Financing activities
Borrowings under revolving line of credit	590,000	235,000
Repayments under revolving line of credit	(500,000)	(75,000)
Proceeds from issuance of term loan	300,000	—
Purchase and retirement of common stock	(126,827)	(182,641)
Share-based compensation tax withholdings	(5,954)	(11,576)
Deposits and other	1,279	1,916
Net cash provided by (used in) financing activities	258,498	(32,301)
Effect of exchange rate changes on cash and cash equivalents	(4,672)	5,942
Net decrease in cash and cash equivalents	(66,815)	(509,372)
Cash and cash equivalents, beginning of period	265,091	660,493
Cash and cash equivalents, end of period	$198,276	$151,121